Exhibit 10.1

AMENDMENT NO. 1

TO THE

TAKE-TWO INTERACTIVE SOFTWARE, INC.

2009 STOCK INCENTIVE PLAN

WHEREAS, Take-Two Interactive Software, Inc. (the “Company”), a Delaware corporation, maintains the 2009 Stock Incentive Plan (the “Plan”), which was originally adopted on April 23, 2009, amended on February 18, 2010 and July 12, 2011, and amended and restated on July 11, 2012;

WHEREAS, Section 12.1 of the Plan permits the Board of Directors of the Company (the “Board”) to amend the Plan at any time; and

WHEREAS, the Board desires to amend Section 10.1(b) of the Plan to clarify the rules applicable to Restricted Stock and Other Stock-Based Awards upon termination of employment of a Participant who is an Eligible Employees (each capitalized term not otherwise defined herein, as defined in the Plan).

NOW, THEREFORE, pursuant to Section 12.1 of the Plan, the Plan is hereby amended as follows:

1.             Capitalized Terms.  Capitalized terms that are not defined in this Amendment No. 1 shall have the meanings ascribed thereto in the Plan.

2.             Plan Amendment.  Section 10.1(b) of the Plan is amended in its entirety to read as follows:

“(b)         Rules Applicable to Restricted Stock and Other Stock-Based Awards. Unless otherwise determined by the Committee at grant as set forth in an Award agreement or otherwise provided in any written employment agreement or other similar written agreement between the Company or any of its Affiliates and a Participant in effect on the date of grant (or, in either case, if no rights of the Participant are reduced, thereafter) upon a Participant’s Termination for any reason: (i) during the relevant Restriction Period, all Restricted Stock still subject to restriction shall be forfeited; and (ii) any unvested Other Stock-Based Awards shall be forfeited; provided, however, that if a Participant who is an Eligible Employee experiences a Termination by reason of death or Disability, the Committee may, in its discretion, within sixty (60) days of such Termination, accelerate the vesting of all or a portion of such Restricted Stock or Other Stock-Based Awards as of the date of such Termination, and no forfeiture shall be deemed to have occurred with respect thereto. For the avoidance of doubt, any Restricted Stock or Other Stock-Based Awards that vest prior to a Participant’s Termination (including pursuant to Section 8.3(a)(ii)) shall not be forfeited.”(1)

3.             Ratification and Confirmation.  Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.

4.             Governing Law.  This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

5.             Headings.  Section headings are for convenience only and shall not be considered a part of this Amendment No. 1.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed, effective as of October 29, 2012.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

/s/ Daniel P. Emerson
Name: Daniel P. Emerson
Title: SVP, Deputy General Counsel and Secretary